ASSET PURCHASE AGREEMENT

BETWEEN:
MANGO COPPER INDUSTRIES INC., a body corporate, duly constituted under the Laws of Quebec, having its registered office at 249 St-Jacques Street, suite 300, Montreal, Quebec, H2Y 1M6, represented by Mr. Henri Mikhael, who is duly authorized to act herein, in accordance with the enabling resolution appended hereto as Appendix “A”;

(the “Purchaser”)

AND:
3226522 NOVA SCOTIA LIMITED, a body corporate, duly constituted under the Laws of Nova Scotia, having its registered office at Purdy’s Wharf Tower One, 900 - 1959 Upper Water Street, Halifax, Nova Scotia, B3J 3N2, represented by Harold M. Karp, its President and Secretary, who is duly authorized to act herein, in accordance with the enabling resolution appended hereto as Appendix “B”;

(the “Vendor”)

AND:
WOLVERINE TUBE, INC., a body corporate, duly constituted under the Laws of Delaware, having its registered office at 200 Clinton Avenue, Huntsville, Alabama 35801, represented by Harold M. Karp, its President and Chief Operating Officer, who is duly authorized to act herein, in accordance with the enabling resolution appended hereto as Appendix “C”;

(“Wolverine”)
AND:	HENRI MIKHAEL, domiciled and residing at 9351 Route Marie-Victorin, Contrecoeur, Quebec, J0L 1C0;
(the “Intervenor”)

PREAMBLE

WHEREAS the Vendor is the owner of land situated in the City of Montreal-East, Province of Quebec, known and designated as being lot number 1 250 977 of the Cadastre of Quebec, Registration Division of Montreal (the “Land”) and the buildings erected thereon (collectively, the “Building”), including, without limitation, the building bearing civic number 10930 Sherbrooke Street East, Montreal-East (the Land and Building being hereinafter collectively referred to as the “Montreal Plant”);

WHEREAS the Purchaser desires to purchase and the Vendor desires to sell the Montreal Plant and such assets within the Montreal Plant as further defined herein in Section 2.2, the whole upon the terms and conditions set forth herein;

WHEREAS the Purchaser desires to operate the Montreal Plant as a manufacturing facility.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this agreement:

1.1.1	“Affiliate” has the meaning ascribed to it in the Canada Business Corporations Act;

1.1.2
“Applicable Law” means any domestic or foreign, national, federal, state, provincial, county, local, municipal or regional statute, law, ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), as well as any Permit, Order or rule (in each case having the force of law);

1.1.3	“Associated Customers” means the customers listed in Schedule 1.1.3 annexed hereto;

1.1.4	“Associated Products” means the products listed in Schedule 1.1.3 annexed hereto;

1.1.5	“Building” has the meaning ascribed to it in the Preamble hereof;

1.1.6	“Closing” has the meaning ascribed to it in Section 8.1 hereof;

1.1.7	“Closing Date” has the meaning ascribed to it in Section 8.1 hereof;

1.1.8
“Contaminants” means any toxic substance or waste, pollutant, contaminant, hazardous substance or waste, residual material, hazardous material, special waste, industrial substance or waste, petroleum-derived substance or waste, or any constituent of any of same as such terms are regulated under, or defined by, any Environmental Law;

1.1.9	“Data Files” has the meaning ascribed to it in Section 6.4 hereof;

1.1.10	“Environment” means surface waters, ground water, drinking water supply, land-surface, subsurface strata, air, both inside and outside of buildings and structures, and plant and animal life;

1.1.11	“Environmental Law” means any Applicable Law relating to the pollution or protection of the Environment;

1.1.12	“Equipment” means the production equipment, machinery, spare parts, tools and dies, office furniture and equipment that are physically available at the Montreal Plant on the Closing Date;

1.1.13	“FTQ” means Fonds de Solidarité des Travailleurs du Québec (F.T.Q.);

1.1.14	“FTQ Payments” has the meaning ascribed to it in Section 6.5 hereof;

1.1.15	“Guarantee” and “Guarantees” have the meaning ascribed to them in Section 6.5 hereof;

1.1.16
“Governmental Body” means (i) any domestic or foreign national, federal, provincial, state, county, local, municipal or regional government or body, (ii) any multinational, multilateral or international body, (iii) any subdivision, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel;

1.1.17	“Initial Guarantee” has the meaning ascribed to it in Section 8.3.2 hereof;

1.1.18	“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(i)	such individual is actually aware of such fact or other matter, or

(ii)
a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter;

1.1.19	“Land” has the meaning ascribed to it in the Preamble hereof;

1.1.20	“Letter of Credit” has the meaning ascribed to it in Section 6.5 hereof;

1.1.21	“Liabilities” has the meaning ascribed to it in Section 4.2 hereof;

1.1.22	“Montreal Plant” has the meaning ascribed to it in the Preamble hereof;

1.1.23	“Order” means any order, judgment, injunction, decree, award or writ of any Governmental Body;

1.1.24	“Parties” means, collectively, the Vendor, the Purchaser, Wolverine and the Intervenor, and “Party” means any of them;

1.1.25	“Permit” means any license, permit, certificate, authorization, approval, right, privilege or consent issued, granted, conferred or otherwise created by a Governmental Body;

1.1.26
“Person” means an individual, firm, corporation, legal person, company, cooperative, partnership, joint venture, trust, unincorporated association, entity with juridical personality or Governmental Body;

1.1.27
“Prime Rate” means the annual interest rate quoted publicly by the Purchaser’s regular banker as the reference rate of interest used for determining the interest rate it charges on commercial demand loans made in Canadian dollars in Canada and commonly known as such bank's prime rate, as adjusted from time to time. If, however, the Purchaser does not have a regular banker at the applicable time, the Purchaser’s regular banker shall be deemed to be BMO Bank of Montreal;

1.1.28	“Purchase Price” has the meaning ascribed to it in Section 3.1 hereof;

1.1.29	“Purchased Assets” has the meaning ascribed to it in Section 2.2 hereof;

1.1.30	“Related” has the meaning ascribed to it in Section 4.3 hereof;

1.1.31	“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment; and

1.1.32
“Remedial Action” means all actions, whether voluntary or involuntary, necessary to comply with applicable Environmental Law in order to (i) clean up, remove, treat, cover or in any other manner adjust Contaminants in the Environment or (ii) perform remedial studies, investigations, restoration and post-remedial studies, investigations or monitoring in, under, on or above the Montreal Plant or any property adjacent or in proximity thereto;

1.1.33	“Software” has the meaning ascribed to it in Section 6.4 hereof;

1.1.34	“Wolverine Canada” means Wolverine Tube (Canada) Inc., the predecessor in title to the Montreal Plant;

1.1.35	“Wolverine LP” has the meaning ascribed to it in Section 4.3.

2.	PURCHASE AND SALE

2.1	Subject to and upon the terms and conditions of this agreement, the Vendor hereby undertakes to sell and the Purchaser hereby undertakes to purchase the Purchased Assets on the Closing Date.

2.2	As used in this agreement, “Purchased Assets” shall mean all right, title, benefit and interest in and to the Montreal Plant and the Equipment.

2.3
The Purchaser hereby declares that it has inspected the Purchased Assets, that it relies on its examination and investigation and that the Vendor shall not provide any legal or conventional warranties of whatsoever nature in respect of the Purchased Assets (except as provided in Section 5.1), the Purchaser acknowledging that the purchase is made on an “as is where is basis” and at its own risk and peril. The Purchaser hereby further acknowledges that the Vendor is not a professional seller within the meaning of Article 1729 of the Civil Code of Quebec.

2.4
Except as provided in Section 6.4 and for the avoidance of any doubt, in no event shall the Purchased Assets include any right or interest in Vendor’s trade name, trademark and intellectual property or that of Wolverine or any Person Related or Affiliated to Wolverine or the Vendor.

2.5
Without limiting the generality of Section 2.3, the Purchaser hereby confirms that it has received: (i) the draft reports entitled “Phase I environmental site assessment Wolverine Tube (Canada) Inc. Montreal-East, Quebec, April 2008 (Confidential)” and “Phase II environmental site assessment Wolverine Tube (Canada) Inc. Montreal-East, Québec, April 2008 (Confidential)”, each prepared by Golder Associates Ltd., and (ii) the following documents listed in Schedule 2.5 annexed hereto.

3.	PURCHASE PRICE

3.1	The aggregate purchase price payable for the purchase of the Purchased Assets (excluding applicable taxes, if any) is one Canadian dollar (CDN$1.00) (the “Purchase Price”).

3.2	The Purchase Price shall be paid and satisfied by the Purchaser on the Closing Date.

4.	ASSUMED LIABILITIES

4.1
Except as otherwise provided for in this agreement, the Purchaser shall not assume, or in any way be liable or responsible for any Liabilities. Except as otherwise provided for in this agreement, the Vendor shall retain all Liabilities.

4.2
For the purposes of this agreement, the term “Liabilities” means all debts, adverse claims, liabilities and obligations, direct, indirect or contingent, including, without limitation, those arising under any law, or imposed by any court or any arbitrator of any kind, and those arising in connection with products sold by, or under contracts, agreements, leases, commitments or undertakings of, the Vendor or Wolverine Canada, whether incurred before or after the Closing.

4.3
The Purchaser hereby assumes to the complete exclusion and exoneration of each of the Vendor, Wolverine and Wolverine Tube Canada Limited Partnership (“Wolverine LP”) and its directors, officers, shareholders, partners, employees and any Person related (as that term is defined in the Income Tax Act (Canada)) (“Related”) or Affiliated to any of them (collectively the “Wolverine Group”), all obligations related to the Purchased Assets or the operations of a business being conducted with the Purchased Assets arising on or after the Closing.

4.4
In addition, the Purchaser hereby assumes to the complete exclusion and exoneration of each Person comprising the Wolverine Group, any and all liability, responsibility or obligation relating, directly or indirectly, to the state, quality or condition in, under, on, above or of the Purchased Assets and any property adjacent or in proximity to the Montreal Plant existing as of or prior to the Closing Date or thereafter, whether known or unknown, relating to the Environment. Such liability, responsibility or obligation hereby assumed by the Purchaser shall include, without limitation, any Remedial Action and any liability, responsibility or obligation resulting from any Release by the Vendor (or by any predecessor in title to the Montreal Plant) of Contaminants in, under, on or above the Montreal Plant or any property adjacent or in proximity thereto. Notwithstanding the foregoing, the Purchaser shall not assume any liability, responsibility or obligation under this Section 4.4 or any other provision contained in this agreement for bodily injury, sickness or death of any individual, including any former employee of Wolverine Canada, resulting from any Release by the Vendor (or by any predecessor in title to the Montreal Plant) prior to the Closing, of Contaminants in, under, on or above the Montreal Plant or any property adjacent or in proximity thereto.

4.5
For the avoidance of doubt, the Vendor hereby acknowledges and agrees that the Purchaser shall not be liable and shall not assume (unless the Purchaser expressly covenants to do so at its sole discretion) any liabilities for salary, bonus and other compensation and any liabilities under employee benefit plans of the Vendor or Wolverine Canada relating to any person employed in the Montreal Plant prior to the Closing.

5.	REPRESENTATIONS AND WARRANTIES

5.1	The Vendor hereby represents and warrants to the Purchaser:

5.1.1
that it has the power, authority and capacity to sell the Purchased Assets to the Purchaser and has been duly authorized by all necessary corporate action to execute and deliver this agreement and the other ancillary agreements to be entered into by it on the Closing Date and it has obtained all consents necessary from all Persons whose consents may be required in order to sell the Purchased Assets to the Purchaser;

5.1.2
that it is the owner of the Equipment free and clear of any and all liens, claims, encumbrances, hypothecs, privileges or charges, save and except for the encumbrances registered in the Registre des droits personnels et réels mobiliers under numbers 01-0109251-0001 and 06-0738349-0001, which will be discharged by the Vendor after the Closing. The Equipment covered by the registrations in the Registre des droits personnels et réels mobiliers described above has been paid for in full;

5.1.3
that each of this agreement and other ancillary agreements to be entered into by the Vendor on the Closing Date constitute a valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

5.1.4	that it is a resident of Canada for the purposes of the Income Tax Act (Canada) and the Taxation Act (Quebec); and

5.1.5
that Wolverine Canada has paid all amounts due according to law to the former employees of Wolverine Canada situated at the Montreal Plant. Accordingly, but without limiting the generality of Section 4.3 hereof, the Purchaser will be entirely responsible for all future severance pay that might be payable to any former employees of Wolverine Canada that might be hired by the Purchaser.

5.2	Wolverine hereby represents and warrants to the Purchaser:

5.2.1	that it has been duly authorized by all necessary corporate action to execute and deliver this agreement; and

5.2.2
that this agreement constitutes a valid and legally binding obligation of Wolverine, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

5.3	The Purchaser hereby represents and warrants to the Vendor and Wolverine:

5.3.1
that it has the power, authority and capacity to purchase the Purchased Assets from the Vendor and has been duly authorized by all necessary corporate action to execute and deliver this agreement and the other ancillary agreements to be entered into by it on the Closing Date;

5.3.2
that each of this agreement and other ancillary agreements to be entered into by the Purchaser on the Closing Date constitute a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

5.3.3
that it has obtained all authorizations, consents and permissions necessary from all Persons whose authorizations, consents and permissions may be required in respect of the transaction of purchase and sale contemplated herein, including, without limitation, those authorizations, consents and permissions required by Applicable Law;

5.3.4
that it is registered under subdivision d) of Division V of Part IX of the Excise Act (Canada), as well as under the corresponding provision of An Act Respecting the Quebec Sales Tax (Quebec), it being agreed that on Closing the Purchaser shall not be required to be paid any sales or goods and services tax to the Vendor. The Purchaser hereby agrees, however, to indemnify and save and hold the Vendor harmless with respect to any sales or goods and services tax exigible in connection with the purchase and sale of the Purchased Assets;

5.3.5	that it is not a non-Canadian within the meaning of the Investment Canada Act (Canada);

5.3.6
that it is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors, had any petition for a receiving order filed against it, taken any proceeding with respect to a compromise, arrangement or winding-up, or otherwise taken advantage of any insolvency or bankruptcy legislation, had a receiver appointed to any of its assets or had any Person take possession of any of its assets or had any execution of distress or seizure become enforceable or levied upon any of its assets; and

5.3.7
75% of the issued and outstanding securities of the Purchaser are owned by FTQ, which has according to its published financial statements for the year ended May 31, 2007 net assets of $7.2 billion dollars.

5.4	The Intervenor hereby represents and warrants to the Vendor and Wolverine:

5.4.1
that this agreement constitutes a valid and legally binding obligation of the Intervenor, enforceable against the Intervenor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

5.5
The representations and warranties set forth in Sections 5.1, 5.2, 5.3 and 5.4 shall survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion:

5.5.1
the representations and warranties set forth in Sections 5.1, 5.2, 5.3 and 5.4 shall, unless such representations and warranties prove to be false as a result of any fraud committed by the Vendor, Wolverine, the Purchaser or the Intervenor, as the case may be, continue in full force and effect for the benefit of the Purchaser or the Vendor and Wolverine, as the case may be, for a period of three (3) years from the Closing Date; and

5.5.2
the representations and warranties which prove to be false as a result of any fraud committed by the Vendor, Wolverine, the Purchaser or the Intervenor, as the case may be, shall continue in full force and effect for an unlimited period for the benefit of the Purchaser or the Vendor and Wolverine, as the case may be.

6.	COVENANTS

6.1	Each of the Purchaser and the Intervenor hereby agrees and undertakes in favour of the Vendor, Wolverine and Wolverine LP:

6.1.1
not to compete, directly or indirectly, in the manufacture, distribution, sale or resale of Copper Tube Products in North America for seven (7) years from the Closing Date; for purposes of this agreement, Copper Tube Products shall mean (i) any plumbing, industrial or refrigeration copper tube products or (ii) copper or copper alloy plumbing fittings;

6.1.2
without limiting the generality of and in addition to Section 6.1.1, not to, directly or indirectly, for seven (7) years from the Closing Date (i) engage or assist any Person in engaging in the procurement, production, manufacture, assembly, provision and/or sale or other distribution of any Associated Product to any Associated Customer of such product or (ii) take any action in anticipation or furtherance of any of the foregoing; and

6.1.3
not to sell any Software or Data Files to any Person or commercially use such Software or Data Files in any other business; for the purpose of this Section, any opening of one or more plants by the Purchaser in any location shall not be considered as another business.

6.2	The Purchaser and the Intervenor hereby acknowledge and confirm that the provisions of Section 6.1 are an essential element for the entering into of this agreement by the Vendor and Wolverine.

6.3
Each of the Vendor and Wolverine hereby agrees and undertakes in favour of the Purchaser not to compete, directly or indirectly, in selling copper and copper alloy rod and bar products in North America for seven (7) years from the Closing Date.

6.4
Wolverine hereby transfers and assigns to the Purchaser with effect as and from the Closing Date for the aggregate sum of one Canadian dollar (CAN$1.00): a copy of the software developed by Wolverine and known as “COLCS” (Common Order Life Cycle System) and used by Wolverine Canada in the Montreal Plant to carry out its past activities (the “Software”) and a copy of the data files pertaining to the Purchased Assets, including financial, production, routings and related data (the “Data Files”); no Software maintenance is included and no IT technical support is included; Wolverine shall retain ownership of all Software and Data Files, subject to the non-exclusive royalty free and perpetual license to the Software being given to the Purchaser by Wolverine hereunder, which license does not permit the Purchaser to grant sublicenses and is further subject to the provisions of Section 6.1.3. Wolverine gives no warranty of whatsoever nature with respect to the Software or its functionality and the Purchaser accepts the Software on an “as is where is” basis.

6.5
In the event that the FTQ is in default of any of its obligations under the Initial Guarantee or any new guarantee contemplated therein (each of the Initial Guarantee and any new guarantee being referred to individually as a “Guarantee” and collectively as the “Guarantees”), the Purchaser shall within 2 days of receipt of notice of such default from Wolverine, on behalf of the Wolverine Group, provide Wolverine, on behalf of the Wolverine Group, an irrevocable letter of credit for the benefit of Wolverine, on behalf of the Wolverine Group, (the “Letter of Credit”) from a Canadian Schedule I chartered bank in an amount equal to seven million dollars ($7,000,000) less any amounts paid by FTQ to or for the benefit of the Wolverine Group, under the Guarantees (the “FTQ Payments”), or remit to Wolverine, on behalf of the Wolverine Group, by certified cheque an amount equal to seven million dollars ($7,000,000) less the FTQ Payments, without prejudice to any of the other rights or recourses of any Person comprising the Wolverine Group against the Purchaser under this agreement. To the extent that the Purchaser elects to replace any Guarantee with a Letter of Credit as contemplated above, such Letter of Credit must be in place prior to any termination or expiry of such Guarantee and must permit the Wolverine Group to draw-down thereon upon delivery by Wolverine, on behalf of the Wolverine Group, of a signed statement to the effect that a Claim has been made by Wolverine, on behalf of the Wolverine Group, against the Purchaser pursuant to Section 7.2.1 or 7.2.3 hereof which results from a violation, contravention or breach by the Purchaser of its covenants in Section 4.4 hereof. The form and content of the Letter of Credit must be acceptable to Wolverine, on behalf of the Wolverine Group, acting reasonably, failing which the Purchaser shall be forthwith obliged to remit to Wolverine, on behalf of the Wolverine Group, by certified cheque an amount equal to seven million dollars ($7,000,000) less the FTQ Payments, without prejudice to any of the other rights and recourses of any Person comprising the Wolverine Group against the Purchaser under this agreement. The rights of the Wolverine Group under this Section 6.5 are in addition to any other rights of the Wolverine Group under the Guarantees.

6.6
The covenants of the Purchaser, the Intervenor, the Vendor and Wolverine set forth in this agreement shall survive the completion of the sale and purchase of the Purchased Assets herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Party or Parties to which such covenants are made in accordance with the terms thereof.

7.	INDEMNIFICATION

7.1	Definitions. As used in this Section 7:

7.1.1
“Claim” means any act, omission or state of facts and any demand, action, suit, proceeding, investigation, arbitration, trial, claim, assessment, judgment, settlement or compromise relating thereto which may give rise to a right to indemnification under Section 7.2, 7.3, 7.4 or 7.5 hereof;

7.1.2	“Direct Claim” means any Claim by an Indemnified Party against an Indemnifying Party which does not result from a Third Party Claim;

7.1.3	“Indemnifying Party” means any Party or Parties obligated to provide indemnification under this agreement;

7.1.4	“Indemnified Party” means any Party or Parties entitled to indemnification under this agreement;

7.1.5	“Indemnity Payment” means the amount of each Loss required to be paid pursuant to Section 7.2, 7.3, 7.4 or 7.5 hereof and interest thereon pursuant to Section 7.6 hereof;

7.1.6
“Loss” means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties and reasonable attorneys', accountants' and experts' fees and expenses incurred in connection therewith; and

7.1.7	“Third Party Claim” means any Claim asserted against an Indemnified Party by any Person who is not a Party.

7.2
Indemnification by the Purchaser. The Purchaser hereby agrees to indemnify and save and hold harmless each Person comprising the Wolverine Group from and against any Loss suffered or incurred, directly or indirectly, by such Person as a result of, arising out of or relating to:

7.2.1	any violation, contravention or breach of any covenant, agreement or obligation of the Purchaser under or pursuant to this agreement, including, without limitation, Sections 4.3 and 4.4;

7.2.2	any breach of any representation or warranty made by the Purchaser in this agreement;

7.2.3
any action, suit, claim, trial, demand, investigation, arbitration or other proceeding by any Person containing allegations which, if true, would constitute an event described in Section 7.2.1 or 7.2.2 hereof.

7.3
Indemnification by the Intervenor. The Intervenor hereby agrees to indemnify and save and hold harmless each Person comprising the Wolverine Group from and against any Loss suffered or incurred, directly or indirectly, by such Person as a result of, arising out of or relating to:

7.3.1	any violation, contravention or breach of any covenant, agreement or obligation of the Intervenor under or pursuant to this agreement;

7.3.2	any breach of any representation or warranty made by the Intervenor in this agreement; and

7.3.3
any action, suit, claim, trial, demand, investigation, arbitration or other proceeding by any Person containing allegations which, if true, would constitute an event described in Section 7.3.1 or 7.3.2 hereof.

7.4
Indemnification by the Vendor and Wolverine. The Vendor and Wolverine hereby solidarily agree to indemnify and save and hold harmless the Purchaser and the Intervenor from and against any Loss suffered or incurred, directly or indirectly, by the Purchaser or the Intervenor as a result of, arising out of or relating to:

7.4.1	any violation, contravention or breach of any covenant, agreement or obligation of the Vendor under or pursuant to this agreement;

7.4.2	any breach of any representation or warranty made by the Vendor in this agreement; and

7.4.3
any action, suit, claim, trial, demand, investigation, arbitration or other proceeding by any Person containing allegations which, if true, would constitute an event described in Section 7.4.1 or 7.4.2 hereof.

7.5
Indemnification by Wolverine. Wolverine hereby agrees to indemnify and save and hold harmless the Purchaser and the Intervenor from and against any Loss suffered or incurred, directly or indirectly, by the Purchaser or the Intervenor as a result of, arising out of or relating to:

7.5.1	any violation, contravention or breach of any covenant, agreement or obligation of Wolverine under or pursuant to this agreement;

7.5.2	any breach of any representation or warranty made by Wolverine in this agreement; and

7.5.3
any action, suit, claim, trial, demand, investigation, arbitration or other proceeding by any Person containing allegations which, if true, would constitute an event described in Section 7.5.1 or 7.5.2 hereof.

7.6
Payment and Interest. The Indemnifying Party shall reimburse, on demand if not contested, and following a settlement or a final judgment if contested, to the Indemnified Party the amount of each Loss suffered or incurred by the Indemnified Party, as of the date that the Indemnified Party incurs such Loss, together with interest thereon from the aforesaid date until payment in full at a rate per annum equal to the Prime Rate, plus three (3) percentage points. Interest shall be calculated and payable monthly on the last day of each month during which any amount in respect of any Loss remained unpaid, both before and after judgment, with interest on overdue interest calculated and payable at the same rate. The interest payable in any month shall be calculated on the average amount of all amounts in respect of any Loss that remained unpaid at any time during such month. This amount shall be calculated by (i) multiplying any amount in respect of each Loss that remained unpaid at any time during such month by the number of days that amount remained unpaid during such month and (ii) dividing the aggregate of all such products by the number of days in such month.

7.7
Notification. Promptly upon obtaining Knowledge and particulars thereof, the Indemnified Party shall notify the Indemnifying Party of each Claim which the Indemnified Party has determined has given or could give rise to indemnification under this Section 7, describing such Claim in reasonable detail. In circumstances where the Indemnifying Party is notified of such Claim but not promptly, the Indemnifying Party shall not be relieved from any duty to indemnify and save and hold harmless which otherwise might exist with respect to such Claim unless (and only to that extent) the omission to notify promptly materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Section 7.

7.8
Defence of Third Party Claims. The Indemnifying Party shall have the right, after receipt of the Indemnified Party's notice under Section 7.7 hereof with respect to a Third Party Claim and upon giving written notice to the Indemnified Party within fifteen (15) days of such receipt, and subject to the rights of any insurer or other Person having potential liability therefor, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

7.8.1
the Indemnified Party shall at all times have the right to fully participate in the defence at the expense of the Indemnifying Party and in any event shall be consulted with and apprised of the ongoing status of the Third Party Claim and provided reasonable particulars (including copies of all documentation) relating thereto and the defence thereof;

7.8.2	the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

7.8.3	the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and save and hold the Indemnified Party harmless with respect to the Third Party Claim;

7.8.4	legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably; and

7.8.5
amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or judgment, as applicable, but in any event prior to the expiry of any delay for a judgment to become executory.

7.9
Settlement of a Third Party Claim. The Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the Indemnified Party, unless:

7.9.1	the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action;

7.9.2	the Indemnifying Party delivers to the Indemnified Party payment in the amount of such compromise and settlement (including interest and costs, if any, payable pursuant thereto);

7.9.3
the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction and release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably; and

7.9.4
the Third Party Claim and any claim or liability of the Indemnified Party with respect to such Third Party Claim is being fully satisfied because of the compromise and settlement and the Indemnified Party is being released from any and all obligations or liabilities it may have with respect to the Third Party Claim.

7.10	Waiver of Right to Defend Third Party Claims. If the Indemnifying Party fails:

7.10.1	within fifteen (15) days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with Section 7.8 hereof; or

7.10.2	to comply at any time with any of Sections 7.8.1 through 7.8.5 (inclusively) hereof;

the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake the defence of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

7.11
Direct Claims. If the Indemnifying Party fails to respond in writing to any written notice of a Direct Claim given by the Indemnified Party pursuant to Section 7.7 hereof, and make an Indemnity Payment to the Indemnified Party within fifteen (15) days thereof, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which event the Indemnified Party shall be free to pursue such rights, recourses and remedies as may be available to it.

8.	CLOSING

8.1
The sale and purchase of the Purchased Assets (the “Closing”) shall take place on September 25, 2008 (the “Closing Date”). The Closing shall be deemed to have occurred on the opening of business on the Closing Date.

8.2	At the Closing, the Purchaser shall pay the Purchase Price as provided in Section 3.1.

8.3	Concurrently with the Closing.

8.3.1	the Vendor and the Purchaser shall execute before a notary the Deed of Sale in respect of the Montreal Plant which is attached hereto as Appendix “D”;

8.3.2	FTQ shall execute in favour of the Wolverine Group the guarantee attached hereto as Appendix “E” (the “Initial Guarantee”); and

8.3.3
the Purchaser shall enter into new agreements with Hydro-Quebec, Protectron and Videotron with respect of the Montreal Plant and thereafter use its best efforts to obtain a release and discharge of Wolverine Canada by each of such parties in respect of Wolverine Canada’s obligations under the agreements annexed hereto as Schedule 8.3.3.

9.	NOTICES

All notices, requests, instructions or other documents to be given hereunder shall be in writing, and shall be sent either by telecopier, messenger or mail, return receipt requested, as follows:

To the Vendor:

3226522 Nova Scotia Limited
200 Clinton Avenue, Suite 1000
Huntsville AL 35801

Attention : Mr. Harold M. Karp

Fax: (256) 580-3996

To Wolverine:

Wolverine Tube, Inc.
200 Clinton Avenue, Suite 1000
Huntsville, AL 35801

Attention : Mr. Harold M. Karp

Fax: (256) 580-3996

In each case with a copy to:

Wolverine Tube, Inc.
200 Clinton Avenue, Suite 1000
Huntsville, AL 35801

Attention:  Jennifer Brinkley,
                   Corporate Counsel & Assistant Corporate Secretary

Fax: (256) 580-3996

and

Lapointe Rosenstein L.L.P.
1250 René-Lévesque Blvd. West
Suite 1400
Montreal, Quebec
H3B 5E9

Attention : Mr. Steven Chaimberg or Mr. Perry Kliot

Fax: (514) 925-9001

To the Purchaser:

MANGO COPPER INDUSTRIES INC.
249 St-Jacques Street, suite 300
Montreal (Quebec)
H2Y 1M6

Attention: Mr. Henri Mikhael

Fax: (514) 284-9648

with a copy to:

FONDS DE SOLIDARITÉ DES TRAVAILLEURS DU QUÉBEC (F.T.Q.)
545, boulevard Crémazie Est, Bureau 200
Montreal, Québec
H2M 2W4

Attention: Vice-President, Legal Affairs

Fax: (514) 383-2500

To the Intervenor:

Mr. Henri Mikhael
9351, Marie-Victorin
Contrecoeur (Quebec)
J0L 1C0

Fax: (514) 843-7118

10.	GENERAL PROVISIONS

10.1
Publicity. Except as required by law, no public announcement or press release concerning this agreement or the transactions contemplated by this agreement may be made by the Purchaser or Intervenor, on the one hand, or the Vendor or Wolverine, on the other hand, without the prior consent and joint approval of the Purchaser and the Vendor.

10.2
Cooperation. The Vendor and Wolverine, on the one hand, and Purchaser and the Intervenor, on the other hand, shall, subject to the terms and provisions hereof, deliver or cause to be delivered to the other at such times and places after the Closing Date as shall be reasonably agreed to, such additional documents and instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this agreement. The Vendor and the Purchaser will cooperate with one another after the Closing Date in furnishing information, evidence and testimony in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to the Purchased Assets.

10.3
Counterparts. This agreement may be executed by the Parties hereto in separate counterparts (including via facsimile), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

10.4
Expenses. Each Party to this agreement shall pay its own costs and expenses in connection with the negotiation, preparation, execution and delivery of this agreement, and the consummation of the transactions contemplated hereby, including, but not limited to, attorneys' fees and costs, accountants' fees and other professional fees and expenses.

10.5
Remedies Cumulative. No right, remedy or election given by any term of this agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

10.6	Representation by Counsel. Each Party to this agreement represents and warrants that counsel in the negotiation, drafting and execution of this agreement has represented such Party.

10.7
Amendments; Waivers. This agreement may be amended or modified and the terms or covenants hereof may be waived, only by a written instrument executed by the Parties hereto, or in the case of a waiver, by the Party waiving compliance. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this agreement shall be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later. No waiver by any Party of the breach of any term or covenant contained in this agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

10.8	Headings. The inclusion of headings in this agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

10.9	Currency. All dollar amounts stated in this agreement are in Canadian dollars.

10.10	Preamble and Schedules. The preamble and any schedules to this agreement are incorporated by reference herein and form an integral part hereof.

10.11
Severability. Each of the provisions of this agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision thereof.

10.12
Successors and Assigns. Neither this agreement nor any of the rights or obligations of a Party hereto may be assigned in whole or in part without the prior written consent of the other Parties. Notwithstanding the foregoing, Wolverine, on behalf of the Wolverine Group, shall be entitled to assign its rights hereunder in favour of any affiliate (as defined in the Canada Business Corporations Act) or partner of any of the Wolverine Group, or in the context of an amalgamation with any other person or in the context of a sale of all or substantially all of the assets of any of the Wolverine Group. In each case of assignment in the previous sentence, the Purchaser must be notified in writing of such assignment and Wolverine shall continue to act on behalf of any assignee as one of the Wolverine Group. This agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, liquidators, administrators, successors and permitted assigns.

10.13	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

10.14
Jurisdiction and Venue. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the courts of the judicial district of Montreal, in any suit, action or proceeding arising out of or relating to this agreement or the transactions contemplated hereunder, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. Each of the Parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the transactions contemplated hereunder in the courts of the judicial district of Montreal. Each of the Parties hereto irrevocably waives, to the fullest extent permitted by law, the defence of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

10.15	Language. This agreement has been drafted in English at the express request of the Parties. Cette convention a été rédigée en anglais à la demande expresse des parties.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this agreement in Montreal, Province of Quebec, on this 25th day of September, 2008

MANGO COPPER INDUSTRIES INC.

Per:	/s/ Henri Mikhael
HENRI MIKHAEL, President

3226522 NOVA SCOTIA LIMITED

Per:	/s/ Harold M. Karp
Vice President
WOLVERINE TUBE, INC.

Per:	/s/ Harold M. Karp
President, Chief Operating Officer
HENRI MIKHAEL

/s/ Henri Mikhael
(signature)